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                                                                       EXHIBIT 1



[LOGO]
CONFIRMATION OF OTC OPTION TRANSACTION


                                 ML REF : 998797



DATED: JULY  6, 1999

TO :            IXC INTERNET SERVICES, INC. ("COUNTERPARTY")

ATTENTION :     JAMES F. GUTHRIE
                Telephone: 800-847-5705 Fax: 512-328-7902

FROM :          MERRILL LYNCH INTERNATIONAL ("MLI")
                Tel: (212) 449-8675
                Fax: (212) 449-2697
--------------------------------------------------------------------------------

Dear  Sir / Madam,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the above referenced transaction entered into between Counterparty and MLI, through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS"), on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 1991 ISDA Definitions (as supplemented by the 1998 Supplement, the "Swap Definitions") and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", and together with the Swap Definitions, the "Definitions"), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between this Confirmation and the Agreement (as defined below) or the Definitions, the terms of this Confirmation shall govern.

1. This Confirmation supplements, forms part of, and is subject to, the Master Agreement (including the Schedule thereto and the Credit Support Annex ("CSA") incorporated therein), dated as of June 2, 1999, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

        Trade Date:          **, 1999

        Termination Date:    **, 2002 (or if not an Exchange  Business Day, the
                             next succeeding Exchange Business Day).

        Seller:              Counterparty

        Buyer:               MLI

        ** Selected portions have been deleted as confidential pursuant to Rule
           24b-2. Complete copies of the entire exhibit have been filed separately with the Securities and Exchange Commission and marked "CONFIDENTIAL TREATMENT."


Registered in England (No. 2312079)              Regulated by The Securities and
Registered Office: 25 Ropemaker Street,                Futures Authority Limited
London EC2Y 9LY                              Member of the London Stock Exchange
A Subsidiary of Merrill Lynch & Co. Inc.                 VAT No. GB  245 1224 93
Delaware, U.S.A.



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        Shares:                  The common stock of PSINet Inc. (Symbol: PSIX)

        Number of Shares:        1,500,000


        Floor Price:             **

        Cap Price:               **

        Final Price:             The closing price per Share on the Exchange at
                                 the Valuation  Time on the Valuation Date.

        Initial Payment Amount:  MLI shall pay to Counterparty on the Initial
                                 Payment Date an amount equal to,
                                 USD 59,750,860.68.

        Initial Payment Date:    July 9, 1999

        Settlement Currency:     USD

        Exchange:                NASDAQ

        Related Exchange:        Any exchange on which options contracts
                                 related to the Shares are principally traded.

        Business Days:           New York

VALUATION:

        Valuation Time:          At the close of trading in respect of regular
                                 trading hours on the Exchange, without regard to any extended trading hours on the Exchange, if any.

        Valuation Date:          The Termination Date

SETTLEMENT TERMS:                Settlement of this Transaction shall be either
                                 Cash Settlement or Physical Settlement as determined by Counterparty in writing to MLI no less than ten (10) Business Days prior to the Termination Date. In the event MLI is not notified, the settlement method for this Transaction shall be Physical Settlement.


        Cash Settlement:         If Cash Settlement applies, then on the Cash
                                 Settlement Payment Date, Counterparty will pay to MLI the Cash Settlement Amount.


        Cash Settlement Amount:  An amount determined by the Calculation Agent on the Valuation Date based on the following formula:

                                 a) if the Final Price is less than the Floor
                                    Price,  an amount equal to:

                                    Number of Shares   x   Final Price


        **Selected portions have been deleted as confidential pursuant to Rule
          24b-2. Complete copies of the entire exhibit have been filed separately with the Securities and Exchange Commission and marked "CONFIDENTIAL TREATMENT."



                                                                 ML REF : 998797



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                                b) if the Final Price is less than or equal to
                                   the Cap Price but greater than or equal to the Floor Price, an amount equal to:

                                   Floor Price   x   Number of Shares

                                   and

                                c) if the Final Price is greater than the Cap
                                   Price, an amount equal to:

                                   [Floor Price + (Final Price - Cap Price)]
                                   x   Number of Shares

        Cash Settlement
        Payment Date:            Three (3) Currency Business Days after the
                                 Valuation Date.


        Physical Settlement:     If Physical Settlement applies, then on the
                                 Settlement Date, Counterparty will deliver to MLI the Number of Shares to be Delivered.

        Number of Shares
        to be Delivered:         A number of Shares determined by the
                                 Calculation Agent on the Valuation Date based on the following formula:

                                a) if the Final Price is less than the Floor
                                   Price, a number of Shares equal to:

                                   Number of Shares

                                b) if the Final Price is less than or equal to
                                   the Cap Price but greater than or equal to the Floor Price, a number of Shares equal to:

                                   Floor Price   x   Number of Shares
                                   Final Price

                                and

                                c) if the Final Price is greater than the Cap
                                   Price, a number of Shares equal to:

                      Floor Price + (Final Price - Cap Price) x Number of Shares
                      --------------------------------------
                                 Final Price

        Settlement Date:         Three (3) Exchange Business Days after the
                                 Valuation Date.

        Failure to Deliver:      Applicable

        Clearance System(s):     The principal domestic clearance system
                                 customarily settling trades on a delivery versus payment basis on the Shares.

ADJUSTMENTS:

        Method of Adjustment:    In the event of the occurrence of a Potential
                                 Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment
                                 Event has a diluting or concentrative effect on the theoretical value of the Shares and, if so, will (i) make the corresponding adjustment(s), if any, to the Number of Shares, the Floor
                                 Price and the Cap Price and, in any case, any other variable relevant to the settlement or payment terms of this



                                                                 ML REF : 998797



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                                 transaction as the Calculation Agent determines
                                 appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s).

EXTRAORDINARY EVENTS:

        Consequences of Merger Event:

        (a) Share-for-Share:     Cancellation and Payment; provided, however, if
                                 the New Shares are publicly traded on a United
                                 States national securities exchange or on NASDAQ, Alternative Obligation shall apply;
                                 provided further that references to an "option" in Section 9.7 of the Equity Definitions shall be deemed to be references to a "forward".

        (b) Share-for-Other:     Cancellation and Payment



        (c) Share-for-Combined:  Cancellation and Payment; provided, however, if any portion of the consideration for the relevant shares consists of equity securities that are publicly traded on a United States national securities exchange or on NASDAQ (the "Publicly Traded Securities Consideration"), Alternative Obligation shall apply to that portion of the Transaction corresponding to the Publicly Traded Securities Consideration; provided further that references to an "option" in Section 9.7 of the Equity Definitions shall be deemed to be references to a "forward".

                                 Notwithstanding anything to the contrary in the Equity Definitions, the amount payable under this Transaction upon the occurrence of an Extraordinary Event shall be calculated by the Calculation Agent in good faith in accordance with Section 9.7 of the Equity Definitions using, among other things, the factors identified in subparagraphs (i), (ii) and (iii) therein, but without the requirement of soliciting dealer quotations therefor.

NATIONALIZATION OR
INSOLVENCY:                  Negotiated Close-out

3.      CALCULATION AGENT:       MLI, provided that if the Counterparty objects
                                 to any calculation, the parties agree to be bound by the determination of a leading, independent dealer in derivative instruments of this type selected by agreement between the parties, whose fees and expenses, if any shall be met equally by them both (the "Substitute
                                 Calculation Agent"). If unable to agree on a Substitute Calculation agent, each party shall select an independent dealer in derivative instruments of this type, and such independent dealers shall agree on a third party, who shall be deemed to be the Substitute Calculation
                                 Agent. The Calculation Agent or the Substitute
                                 Calculation Agent shall have no liability or responsibility to the parties for any error or omission in making any determination in connection with this Transaction.

4.      NON-RELIANCE:            Each party represents to the other party that
                                 it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction.
                                 No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.



                                                                 ML REF : 998797



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5.      GOVERNING LAW:           The laws of the State of New York (without
                                 reference to choice of law doctrine)

6.      COLLATERAL:

        Independent Amount:      Independent Amount with respect to Counterparty
                                 and this Transaction means a number of Shares equal to the Number of Shares (the "Pledged
                                 Shares").

        Eligible Collateral:     The Pledged Shares will constitute Eligible
                                 Collateral with respect to this Transaction. In the event that MLI borrows the Pledged Shares pursuant to the Securities Loan Agreement dated as of June 2, 1999 between MLI and Counterparty
                                 (the "Securities Loan Agreement"), the
                                 Collateral (as defined in the Securities Loan
                                 Agreement) delivered by MLI to Counterparty pursuant to the Securities Loan Agreement shall constitute Posted Collateral for purposes of the CSA; provided, however, that such Collateral will be disregarded for purposes of determining the Interest Amount under the CSA.

        Exposure:                The Exposure of this Transaction will be
                                 disregarded for purposes of determining the Credit Support Amount under the CSA.

7.      ADDITIONAL
        TERMINATION EVENTS:      The following shall constitute Additional
                                 Termination Events under Section 5(b)(v) of the
                                 Agreement:

                                   (a)(i) MLI is no longer able, or it becomes more costly, to borrow (or maintain a borrowing of) Shares in connection with this Transaction, (ii) MLI notifies Counterparty of such inability or increased cost; and
                                   (iii) on or before the fifth Exchange
                                   Business Day following such notice,
                                   Counterparty fails to provide, either
                                   directly or indirectly, for a loan to MLI of either (x) the Pledged Shares, pursuant to, and in accordance with, the Securities Loan Agreement or (y) Shares (other than the Pledged Shares) that are freely tradable in an amount equal to the Number of Shares, upon terms consistent with then-applicable law. In the event that such an agreement is executed and the Pledged Shares or such other Shares so borrowed, MLI shall adjust the terms of this Transaction accordingly (and in its sole discretion) taking into account the costs incurred by MLI in borrowing (or maintaining a borrowing of) the Number of Shares.

                                   (b) At any time after the loan of the Pledged Shares by Counterparty to MLI pursuant to the Securities Loan Agreement, Counterparty demands the return of the Pledged Shares pursuant to the Securities Loan Agreement and, at the time of such demand, MLI is not able, or it is more costly, to borrow (or maintain a borrowing of) Shares in connection with this Transaction.

                                   (c) A registration statement, accompanied by Satisfactory Ancillary Documents, covering the delivery of the Loaned Shares (as defined in the Securities Loan Agreement) by MLI in connection with its hedging activities relating to this Transaction, is not effective within 153 days from the Trade Date of this Transaction.

                                   "Satisfactory Ancillary Documents" means an agreement of PSINet Inc. containing representations, warranties, covenants and indemnification provisions substantially identical to those contained in, as well as legal opinions and a comfort letter substantially identical to those delivered in connection with, the Underwriting Agreement in respect of 8,000,000 Shares of Common Stock of



                                                                 ML REF : 998797



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                                   of PSINet Inc. dated April 28, 1999 between
                                   PSINet Inc. and the underwriters named
                                   therein.

                                   (d) on or prior to the fourteenth day
                                   following the Trade Date Counterparty fails to execute and deliver to PSINet Inc. a letter requesting PSINet Inc. to remove from the certificates evidencing the Pledged Shares the legends restricting the transfer of such Shares.

                                 For purposes of the foregoing Termination
                                 Events, Counterparty will be the Affected
                                 Party.

8.      REPRESENTATIONS OF
        COUNTERPARTY:            Counterparty (a) has such knowledge and
                                 experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (b) qualifies as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"); (c) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; (d) is entering into the Transaction for a bona fide business purpose to hedge an existing position; (e) acknowledges that in return for downside protection against a decline in the market price of the Shares below the Floor Price, Counterparty is foregoing the upside value of an increase in the market price of the Shares above the Cap
                                 Price; and (f) in exchange for prepayment of the purchase price under the Transaction, Counterparty agrees to sell (and physically deliver) the Shares to MLI on the Settlement
                                 Date (unless Counterparty elects Cash
                                 Settlement in the manner specified herein).

                                 Counterparty has no knowledge of any non-public material information regarding the Issuer of the Shares.

                                 Counterparty has furnished MLI with copies of all material agreements or contracts to which it is a party, by which it is bound, or by which the Pledged Shares are bound, that relate to the Pledged Shares.

                                 The Initial Payment Amount received by
                                 Counterparty will not be used for the purpose of purchasing, refinancing or carrying margin stock, as defined in Regulation U promulgated by the Board of Governors of The Federal Reserve System.

                                 In the event that MLI sells any Pledged Shares borrowed pursuant to the Securities Loan Agreement, Counterparty represents and warrants that the following will be true as of each Representation Date (defined below): (i) the Registration Statement of the Issuer of the Shares as filed with the Securities and Exchange Commission and any related prospectus (and any supplement thereto) (the "Registration Statement"), as of its respective dates, to Counterparty's knowledge, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) since the respective dates as of which information is given in the Registration Statement and any such prospectus (and any supplement thereto), except as otherwise stated therein, to Counterparty's knowledge, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Issuer of the Shares and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

                                 "Representation Dates" means: (i) the date on which Counterparty delivers any prospectus (and any supplement thereto) under the Registration Statement, (ii) the date of each sale of Pledged Shares by MLI; and (iii) the settlement date of each sale of Pledged Shares by MLI.



                                                                 ML REF : 998797



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                                 Counterparty was not or will not be insolvent
                                 at the time this Transaction was consummated, and was not or will not be rendered insolvent or will not be insolvent as a result thereof. Counterparty has not engaged or will not engage in any business or transaction with MLI after which the property remaining with Counterparty was or will be unreasonably small in relation to its business. At the time of any transfer to or for the benefit of MLI, Counterparty did not intend or will not intend to incur, and did not incur or will not incur, debts that were beyond the ability of Counterparty to pay as they mature.



                                 Counterparty has not received from PSINet Inc. notice of exercise by PSINet Inc. of its purchase rights under the IRU and Stock Purchase Agreement dated July 22, 1997, in respect of the Shares subject to this Transaction and the option of PSINet Inc. to exercise such right under the letter from Counterparty to PSINet Inc. dated May 31, 1999 has expired.

                                 Neither Counterparty nor any person
                                 attributable to Counterparty for purposes of Rule 144 under the Securities Act ("Rule 144") has sold any Shares during the preceding three
                                 (3) months prior to the Trade Date of this Transaction and Counterparty covenants and agrees that, until a registration statement is effective with respect to the delivery of the Loaned Shares and MLI has notified Counterparty that it has delivered all of the Loaned Shares pursuant thereto, it will not sell, nor will it permit any person attributable to it for purposes of Rule 144 to sell, Shares without the prior consent of MLI.

9.      ACKNOWLEDGEMENTS:        The parties hereto intend for:

                                 (i) This Transaction to be a "securities contract" as defined in Section 741(7) of the Bankruptcy Code, qualifying for the protection under Section 555 of the Bankruptcy Code. (ii) A party's right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as defined in the Bankruptcy Code. (iii) Any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to this Transaction to constitute "margin payments" as defined in the Bankruptcy Code. (iv) All payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute "settlement payments" as defined in the Bankruptcy Code. (v) "Bankruptcy Code" means Title 11 of the United States Code.

10.     TAX TREATMENT:           MLI and Counterparty hereby agree to treat, for
                                 United States Federal, state and local tax purposes, this Transaction as a pre-paid forward contract, which does not constitute, in whole or in part, indebtedness, pursuant to which MLI is obligated to purchase and Counterparty is obligated to deliver the Number of Shares to be Delivered (subject to Counterparty's right to elect Cash Settlement).
                                 Notwithstanding the foregoing, as used herein, the term "forward contract" does not mean a "forward contract" as referred to in either
                                 Section 101(49)(B)(iii) of the Bankruptcy Code or Section 1259(d)(1) of the Internal Revenue
                                 Code of 1986, as amended.

11.    INDEMNIFICATION:          Counterparty agrees to indemnify MLI and its
                                 Affiliates and their respective directors, officers, employees, agents and controlling persons (MLI and each such person being



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                                 an "Indemnified Party") from and against any
                                 and all losses, claims, damages and
                                 liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, and related to or arising out of any of the transactions contemplated by this Confirmation, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court to have resulted from MLI's willful misconduct or gross negligence. The provisions of this Section 11 shall survive any termination of the Agreement or completion of the transactions contemplated by this Confirmation.


12.     INTERPRETATION:          For purposes of the Equity Definitions, this
                                 Transaction will be deemed to be a
                                 Physically-settled Share Option Transaction if
                                 Physical Settlement applies and a Cash-settled
                                 Share Option Transaction if Cash Settlement applies, in either case with an Exercise Date equal to the Valuation Date.

13.     AGENCY:                  Counterparty understands and agrees that MLPFS
                                 will act as its agent with respect to this Transaction. MLPFS is acting hereunder solely in its capacity as agent for MLI and Counterparty pursuant to instructions from MLI and Counterparty. MLPFS shall not be liable to MLI or Counterparty as a result of any failure by MLI or Counterparty to pay or perform any obligation hereunder. Each of MLI and Counterparty agrees to proceed solely against the other or any Credit Support Provider to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of the Transaction.

                                 MLI is regulated by The Financial Services
                                 Authority and has entered into this Transaction as principal.



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        Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us by facsimile transmission to the Attention of: Rich Ledee (Telecopier No. 212 449-2697).


Very truly yours,

MERRILL LYNCH INTERNATIONAL



By: _______________________
Name:
Title:


Confirmed as of the date first above written:

IXC INTERNET SERVICES, INC.



By: _____________________________
Name:
Title:



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